Exhibit 99.1

Media Contact:

Steve Sturgeon

QLogic Corporation

858.472.5669

steve.sturgeon@qlogic.com

Investor Contact:

Doug Naylor

QLogic Corporation

949.542.1330

doug.naylor@qlogic.com

QLOGIC ANNOUNCES APPOINTMENT OF JOHN T. DICKSON TO BOARD OF DIRECTORS

ALISO VIEJO, Calif., June 23, 2014—QLogic Corp. (Nasdaq:QLGC), a leading supplier of high performance network infrastructure solutions, today announced that John T. Dickson has been appointed to its board of directors. Dickson has extensive executive experience leading and working with technology companies. His previous roles include serving as the Executive Vice President and head of Operations of Alcatel-Lucent and President and Chief Executive Officer of Agere Systems, Inc. Prior to that, he worked for AT&T/Lucent Technologies, SHOgraphics, Inc., ICL, plc, and Texas Instruments, Inc. in a variety of senior management positions. In addition, Dickson has extensive board experience having previously served on the boards of several companies, including National Semiconductor Corporation, Mettler-Toledo International Inc. and Freescale Semiconductor, Ltd., and currently serves as a director of Avago Technologies Limited and KLA-Tencor Corporation. “I am very pleased to welcome John to the QLogic Board of Directors,” said George Wells, chairman of the board, QLogic. “John has extensive senior management and operational experience with a number of technology companies and an in-depth knowledge of the semiconductor industry. I am confident that he will be a valuable contributor to QLogic.”

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QLogic – the Ultimate in Performance

QLogic (Nasdaq:QLGC) is a global leader and technology innovator in high performance server and storage networking connectivity products. Leading OEMs and channel partners worldwide rely on QLogic for their server and storage networking solutions. For more information, visit www.qlogic.com.